Exhibit 10.5

Execution Version

TH EDU CAPITAL FUND I LP

NETEASE, INC.

NET DEPTH HOLDINGS, INC.

YOUDAO, INC.

SUBSCRIPTION AGREEMENT

FOR

SERIES A PREFERRED SHARES

IN

YOUDAO, INC.

-i-

THIS AGREEMENT is made on April 12, 2018

BETWEEN:

(1)

TH EDU CAPITAL FUND I LP, an exempted limited partnership registered under the laws of the Cayman Islands, whose registered office is at the offices of International Corporation PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands (the “Investor”);

(2)

NETEASE, INC., a company incorporated in the Cayman Islands with limited liability, whose principal business address is at Building No. 7, West Zone, Zhongguancun Software Park (Phase II), No. 10 Xibeiwang East Road, Haidian District Beijing 100193, the PRC (the “Founding Shareholder”);

(3)

NET DEPTH HOLDINGS, INC., a BVI Business Company incorporated in the British Virgin Islands, whose registered office is at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Management SPV”); and

(4)

YOUDAO, INC., a company incorporated in the Cayman Islands with limited liability, whose registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”).

RECITALS:

(A)

The Company is a company duly organized and validly existing under the laws of the Cayman Islands, and the particulars of the Company and each of the other Group Companies as of the date of this Agreement are set forth in Schedule 1 (Information about the Company and the Subsidiaries).

(B)	The Investor agrees to subscribe for, and the Company agrees to allot and issue, certain Series A Preferred Shares on the terms and subject to the conditions in this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“2015 Accounts” means the unaudited individual balance sheets of the Group Companies as at 31 December 2015 and the unaudited individual profit and loss statements of the Group Companies in respect of the 12-month period ending on 31 December 2015 prepared in accordance with US GAAP, which are in the audit scope of the Founding Shareholder but without audit opinions on the financial statements of the Group Companies.

“2016 Accounts” means the unaudited individual balance sheets of the Group Companies as at 31 December 2016 and the unaudited individual profit and loss statements of the Group Companies in respect of the 12-month period ending on 31 December 2016 prepared in accordance with US GAAP, which are in the audit scope of the Founding Shareholder but without audit opinions on the financial statements of the Group Companies.

“2017 1H Accounts” means the unaudited individual balance sheets of the Group Companies as at 30 June 2017 and the unaudited profit and loss statements of the Group Companies in respect of the 6-month period ending on 30 June 2017 prepared in accordance with US GAAP, which are used by the management in internal decision making, control and analysis.

“Accounts” means the 2015 Accounts, the 2016 Accounts and the 2017 1H Accounts.

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first mentioned person. For the purposes of this Agreement, “control” means, in relation to any person, having the power to direct the management or policies of such person, whether through the ownership of more than 50 per cent of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, or through contractual arrangements or otherwise, and references to “controlled” or “controlling” shall be construed accordingly.

“Applicable Laws” means, with respect to a person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Government Authority or stock exchange that is applicable to such person.

“Articles of Association” means the amended and restated memorandum and articles of association of the Company substantially in the form attached hereto as Schedule 7 (Form of Articles of Association) to be adopted by the board of directors and shareholders of the Company as of the Completion Date, as the same may be amended, restated or replaced from time to time.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in Hong Kong or the PRC are authorised or required by Applicable Laws to close.

“Company’s Bank Account” means a bank account of the Company.

“Completion” means completion of the Subscription in accordance with this Agreement.

“Completion Date” means the date which is the fifth (5th) Business Day after the date (not being later than the Long Stop Date) on which the last of the Conditions (other than those Conditions that by their nature are to be satisfied at Completion, but subject to the satisfaction or waiver of those Conditions at Completion) is satisfied or waived, or such other date as the Investor and the Company may agree in writing.

“Condition” means a condition set out in Clause 3.1 (Conditions to the parties’ obligations at Completion), Clause 3.2 (Conditions to the Company’s obligations at Completion) or Clause 3.3 (Conditions to the Investor’s obligations at Completion) and “Conditions” means all those conditions.

“Confidential Information” means:

(a)	all information which is used in or otherwise relates to any party’s business, customers or financial or other affairs including information relating to:

(i)

the marketing of goods or services including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(ii)	future projects, business development or planning, commercial relationships and negotiations; or

(iii)	Intellectual Property and Knowhow; and

(b)	all information which relates to the provisions or subject matter of this Agreement or any document referred to herein or the negotiations relating to this Agreement,

but does not include information:

(a)	to the extent that it is generally known to the public not as a result of any breach of duty of confidentiality;

(b)	that was lawfully in the possession of the receiving party prior to its disclosure by the disclosing party; or

(c)

that is or becomes available to the receiving party other than as a result of a disclosure by a person which the receiving party knows is in breach of a duty of confidentiality owed to the disclosing party.

“Control Documents” means the following agreements:

(a)	a business cooperation agreement (业务合作协议) dated 1 July 2015 between Youdao IT and Youdao Computer in relation to, among other things, the provision of certain technical services;

(b)	a loan agreement (借款协议) dated 26 September 2016 between Ding Lei (丁磊) and Youdao IT;

(c)	a shareholder voting rights trust agreement (股东表决权委托协议) dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer;

(d)	an operating agreement (业务运营协议) dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer;

(e)	an exclusive purchase option agreement ( 独家购买权合同) dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer;

(f)	an equity pledge agreement ( 股权质押协议) dated 26 September 2016 between Ding Lei and Youdao IT;

(g)	a loan agreement (借款协议) dated 23 February 2017 between Zhao Jiankun (赵建昆) and LangSheng;

(h)	a loan agreement (借款协议) dated 23 February 2017 between Zhou Feng (周枫) and LangSheng;

(i)	a shareholder voting rights trust agreement (股东表决权委托协议) dated 23 February 2017 between Zhao Jiankun and LangSheng;

(j)	a shareholder voting rights trust agreement (股东表决权委托协议) dated 23 February 2017 between Zhou Feng and LangSheng;

(k)	an operating agreement (业务运营协议) dated 23 February 2017 between Zhao Jiankun, LangSheng and KaoShen;

(l)	an operating agreement (业务运营协议) dated 23 February 2017 between Zhou Feng, LangSheng and KaoShen;

(m)	an exclusive purchase option agreement (独家购买权合同) dated 23 February 2017 between Zhao Jiankun, LangSheng and KaoShen;

(n)	an exclusive purchase option agreement (独家购买权合同) dated 23 February 2017 between Zhou Feng, LangSheng and KaoShen;

(o)	an equity pledge agreement (股权质押协议) dated 23 February 2017 between Zhao Jiankun and LangSheng;

(p)	an equity pledge agreement (股权质押协议) dated 23 February 2017 between Zhou Feng and LangSheng; and

(q)	immediately prior to and on or after Completion, shall include the agreements listed at paragraphs 2.1 to 2.5 of Schedule 9 (Restructuring).

“Disclosure Letter” means the letter from the Warrantors to the Investor in relation to the Warranties having the same date as this Agreement and delivered to the Investor prior to the execution of this Agreement.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect.

“Exchange Rate” means, in respect of each amount that is to be converted from one currency into another currency, the exchange rate for converting the first mentioned currency into the other currency, made available/published by Reuters at 11:00 a.m. (Hong Kong time) on the relevant date;

“Fundamental Warranty” means a statement contained in paragraphs 1.1 to 1.5, 1.7, 1.8, 2.3, 2.5, 2.6, 2.7, 2.9, 2.10, 17 and 19 of Schedule 4 (Warrantors’ Warranties) and the first sentence of each of paragraphs 2.1 and 2.2 of Schedule 4 (Warrantors’ Warranties).

“Government Authorities” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator.

“Group Company” means any of the Company, Youdao Computer, Youdao Dongyuwen, HKCo, UKCo, KaoShen, LangSheng and Youdao IT.

“HKCo” means Youdao (Hong Kong) Limited, a company incorporated with limited liability in Hong Kong (with company number 2407111), whose registered office is at 1/F Xiu Ping Commercial Building, 104 Jervois Street, Sheung Wan, Hong Kong.

“HKD” means the lawful currency of Hong Kong.

“HKIAC” has the meaning given in Clause 15.2 (Arbitration).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property” means all industrial and intellectual property rights (whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights) including patents, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits, trade marks, trading names, logos and other signs used in trade, internet domain names, rights in Knowhow and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world.

“Intellectual Property Rights” means all Intellectual Property legally or beneficially owned by any Group Company and all Intellectual Property used or required to be used in any Group Company’s business or which was created, generated or acquired for use in any Group Company’s business.

“Investor Director” means a director nominated by the Investor to the board of directors of the Company.

“Investor’s Warranty” means a statement contained in Clause 5.2 (Investor’s Warranties) and “Investor’s Warranties” means all those statements.

“KaoShen” means NetEase Kaoshen (Beijing) Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, whose registered office is at Beijing Haidian District West, 1st Building, 12th floor, Room 1224 (北京市海淀区西草场一号 12 层 1224 号).

“Knowhow” means all technical information, knowledge and expertise (including formulae, techniques, designs, specifications and procedures) relating to the design, production, manufacture, use, sale or marketing of any product, process or service.

“LangSheng” means NetEase Langsheng (Beijing) Technology Development Co., Ltd., a wholly foreign owned enterprise established under the laws of the PRC, whose registered office is at Beijing District West, 1st Block, 12th Story, Room 1203 (北京市海淀区西草场一号 12 层 1203 室).

“Last Accounting Date” means 30 June 2017.

“Long Stop Date” means the twentieth (20th) Business Day after the date of this Agreement or such other date as the Investor and the Company may agree in writing.

“Major Group Companies” means the Company, the HKCo, Youdao IT and Youdao Computer.

“Material Adverse Change” means any event, matter or circumstance arising or occurring after the date of this Agreement which is materially adverse to the business, operations, assets, liabilities (including contingent liabilities), condition (financial, trading or otherwise) or financial results of the Group Companies taken as a whole, but excludes any event, matter or circumstance occurring after the date of this Agreement to the extent resulting from (i) a general deterioration in the political conditions in China (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism); (ii) a general deterioration in the market, economic, financial, securities or trading conditions or prevailing interest rates in China or in the industry in which the Group Companies operate specifically; (iii) an act or omission of any Group Company at the direction of or with the prior written consent of the Investor; (iv) any change in Applicable Law or US GAAP or interpretations thereof, in each case proposed, adopted or enacted after the date of this Agreement; or (v) the announcement of, or actions taken as required by this Agreement, provided that, in the cases of (i) and (ii) above, such event, matter or circumstance does not have a materially disproportionate effect on the Group Companies as compared to other companies in the industry in which the Group Companies operate specifically.

“Misrepresentation Ordinance” means the Misrepresentation Ordinance (Chapter 284 of the laws of Hong Kong).

“Notice” has the meaning given in Clause 14.1 (Format of notice).

“Ordinary Shares” means the ordinary shares of par value USD 0.0001 each in the share capital of the Company.

“Permit” means:

(a)	any permit, licence, consent, approval, certificate, qualification or other authorisation; or

(b)	any filing, notification, or registration,

in each case necessary for the effective operation of any Group Company’s business or its ownership, possession, occupation or use of any asset.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macao and the territory of Taiwan.

“PRC Group Company” means any Group Company which is established under the laws of the PRC.

“Relevant Claim” means any claim by the Investor in connection with any provision of this Agreement.

“Restructuring” means, collectively, the pre-Completion steps set out in Schedule 9 (Restructuring).

“RMB” means the lawful currency of the PRC.

“Rules” has the meaning given in Clause 15.2 (Arbitration).

“SAFE” means the State Administration of Foreign Exchange or its competent local counterpart.

“Series A Preferred Shares” means the Series A preferred shares, par value USD 0.0001 per share of the Company, with the rights, interests and privileges as set out in the Transaction Documents.

“Shares” means any of the issued shares of the Company.

“Shareholders Agreement” means the shareholders agreement to be entered into between the Investor, GOOD SPIRIT LIMITED ( 晨曜有限公司), the Founding Shareholder, the Management SPV and the Company substantially in the form set out in Schedule 6 (Form of Shareholders Agreement).

“Subscription” means the subscription by the Investor of the Subscription Shares in accordance with this Agreement.

“Subscription Price” has the meaning given in sub-Clause 2.1.1 of Clause 2.1 (Subscription of Series A Preferred Shares).

“Subscription Shares” has the meaning given in sub-Clause 2.1.1 of Clause 2.1 (Subscription of Series A Preferred Shares).

“Subsidiary” means a subsidiary of the Company (including those listed in Part B (The Subsidiaries) of Schedule 1 (Information about the Company and the Subsidiaries)) and “Subsidiaries” means all those subsidiaries.

“Tax” means any form of taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any national, provincial, municipal or local government or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

“Transaction Documents” means this Agreement, the Disclosure Letter, the Shareholders Agreement and the Articles of Association.

“UKCo” means Youdao Kids Genius Center LTD, a limited liability company incorporated under the laws of England and Wales, whose registered office is at 5 New Street Square, London, United Kingdom EC4A 3TW.

“US Dollar” or “USD” means the lawful currency of the United States of America.

“US GAAP” means the accounting principles generally accepted in the United States of America, published by The Financial Accounting Standards Board beginning in 2008 and adopted by the U.S. Securities and Exchange Commission (SEC).

“Warrantors” means collectively, the Founding Shareholder, the Management SPV and the Company and “Warrantor” means any of them.

“Warrantors’ Warranty” means a statement contained in Schedule 4 (Warrantors’ Warranties) and “Warrantors’ Warranties” means all those statements.

“Warranty” means either a Warrantors’ Warranty or an Investor’s Warranty.

“Warranty Claim” means a claim by the Investor under or pursuant to the provisions of Clause 5.1 in respect of a Warrantors’ Warranty.

“Youdao Computer” means Beijing NetEase Youdao Computer System Co., Ltd., a limited liability company incorporated under the laws of the PRC, whose registered office is at 2/F，Tower A，Building No. 7, West Zone Zhongguancun Software Park (Phase II) No. 10 Xibeiwang East Road, Haidian District (北京市海淀区西北旺东路10 号院中关村软件园西区 7 号楼 A 座 2 层).

“Youdao Dongyuwen” means Youdao Dongyuwen (Beijing) Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, whose registered office is at Room 415, Unit 1, 4/F, Building No. 1, No. 3 Anningzhuangxisantiao, Haidian District (北京市海淀区安宁庄西三条 9 号 1 幢 4 层 1 单元 415).

“Youdao IT” means NetEase Youdao Information Technology (Beijing) Co., Ltd., a wholly foreign owned enterprise established under the laws of the PRC, whose registered office is at 1/F，Tower C，Building No. 7, West Zone Zhongguancun Software Park (Phase II) No. 10 Xibeiwang East Road, Haidian District (北京市海淀区西北旺东路 10 号院中关村软件园西区 7 号楼 A 座 1 层).

1.2	References

In this Agreement, a reference to:

1.2.1

a “subsidiary” means, with respect to a company, any other company in which the first mentioned company directly or indirectly owns more than 50 per cent of the voting shares, registered capital or other equity interest in the other company;

1.2.2

a “holding company” means, with respect to a company, any other company which directly or indirectly owns more than 50 per cent of the voting shares, registered capital or other equity interest in the first mentioned company;

1.2.3

a “person” includes a reference to any individual, company, enterprise or other economic organisation, or any government authority or agency, or any joint venture, association, partnership, collective, trade union or employee representative body (whether or not having separate legal personality) and includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.4	a “party” or “parties”, unless the context otherwise requires, is a reference to a party or parties to this Agreement and includes a reference to that party’s successors and permitted assigns;

1.2.5	an agreement or a document is a reference to such agreement or document as amended, restated or supplemented from time to time, unless otherwise expressed to the contrary;

1.2.6	a “Clause”, “paragraph” or “Schedule”, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, respectively, this Agreement;

1.2.7

a statutory provision includes a reference to the statutory provision as modified from time to time before the date of this Agreement and any implementing regulations made under the statutory provision (as so modified) before the date of this Agreement;

1.2.8

any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term and any Hong Kong ordinance or regulation shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.9

liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.10

a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Ordinance (Chapter 284 of the laws of Hong Kong);

1.2.11	a time of the day is a reference to the time in Hong Kong;

1.2.12	the singular includes the plural and vice versa unless the context otherwise requires; and

1.2.13

the ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including” and “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3	Schedules

The Schedules to this Agreement form part of this Agreement.

1.4	Headings

The headings in this Agreement do not affect its interpretation.

1.5	Knowledge of Warrantors

A reference in Schedule 4 (Warrantors’ Warranties) to “the knowledge of the Warrantors” means the actual knowledge of ZHOU Feng (周枫), WU Yinghui (吴迎晖) and JIN Lei (金磊), after making all reasonable enquiries.

2.	SUBSCRIPTION OF SHARES

2.1	Subscription of Series A Preferred Shares

2.1.1

The Investor agrees to subscribe from the Company for, and the Company agrees to allot and issue to the Investor, the number of Series A Preferred Shares set out opposite its name in Part B (Share capitalisation immediately after Completion) of Schedule 2 (Share Capitalisation) (the “Subscription Shares”) at the subscription price of USD10.2717 per Share, free from any Encumbrances. The aggregate subscription price for the Subscription Shares shall be USD50,000,000 (the “Subscription Price”).

2.1.2	The Subscription Shares, when allotted and issued at Completion, will comprise 4.46 per cent of the Company’s entire allotted and issued Share capital on a fully-diluted and as-converted basis.

2.2	Use of proceeds

The Company shall use the proceeds from the allotment and issuance of the Subscription Shares as follows:

2.2.1	in accordance with the capital utilization plan to be adopted by the board of directors of the Company at the first meeting of the board of directors of the Company after Completion; or

2.2.2	as otherwise agreed between the Company and the Investor.

3.	CONDITIONS

3.1	Conditions to the parties’ obligations at Completion

The obligations of each of the parties to consummate the transactions contemplated by this Agreement are subject to the fulfilment of the following Condition:

3.1.1	No provision of any Applicable Laws has prohibited the consummation of the transactions contemplated by this Agreement.

3.2	Conditions to the Company’s obligations at Completion

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfilment of, or, to the extent permitted by Applicable Laws, written waiver by the Company, of each of the following Conditions:

3.2.1	there has been no material breach of any of the Investor’s Warranties on the date of this Agreement and as at Completion as if made on that date;

3.2.2	there has been no material breach by the Investor of any provision contained in this Agreement;

3.2.3	the due execution by the Investor of the Transaction Documents that are required to be executed by the Investor on or prior to the Completion;

3.2.4

the passing of resolutions of the board of directors of the Investor approving the execution and performance of this Agreement and each of the other Transaction Documents to which the Investor is a party; and

3.2.5

the obtaining of all consents or approvals and the giving of all notifications by the Investor that are required to be obtained or made by the Investor to consummate the transactions contemplated by this Agreement.

3.3	Conditions to the Investor’s obligations at Completion

The obligations of the Investor to consummate the transactions contemplated by this Agreement are subject to the fulfilment of, or, to the extent permitted by Applicable Laws, written waiver by the Investor, of each of the following Conditions:

3.3.1

there has been (i) no material breach of any of the Warrantors’ Warranties (other than the Fundamental Warranties) and (ii) no breach of any of the Fundamental Warranties, in each case on the date of this Agreement and as at Completion as if made on that date;

3.3.2	there has been no material breach by any of the Warrantors of any provision contained in this Agreement (including Schedule 5 (Action pending Completion));

3.3.3	the due execution of the Transaction Documents that are required to be executed by each of the relevant parties thereto (other than the Investor);

3.3.4

the passing of resolutions of the shareholders of the Company (i) adopting the Articles of Association, and (ii) appointing the Investor Director to the board of directors of the Company, in each case with effect from Completion;

3.3.5

the passing of resolutions of the board of directors of the Company approving the execution and performance of this Agreement, each of the other Transaction Documents to which the Company is a party and the allotment and issuance of the Subscription Shares;

3.3.6

the passing of resolutions of the board of directors of the Founding Shareholder approving the execution and performance of this Agreement and each of the other Transaction Documents to which the Founding Shareholder is a party;

3.3.7

the passing of resolutions of the board of directors of the Management SPV approving the execution and performance of this Agreement and each of the other Transaction Documents to which the Management SPV is a party;

3.3.8

the obtaining of all consents or approvals and the giving of all notifications by the Company that are required to be obtained or made by the Company to consummate the transactions contemplated by this Agreement; and

3.3.9	completion of the Restructuring.

3.4	Responsibility for satisfaction of Conditions

3.4.1

Each Warrantor shall make all reasonable efforts to achieve satisfaction of each Condition set out in Clause 3.3 as soon as possible before the tenth (10th) Business Days after the date of this Agreement. If, despite such reasonable efforts, any of such Conditions has not been satisfied by that date then each Warrantor shall make all reasonable efforts to achieve satisfaction of those Conditions as soon as practicable after that date and in any event not later than the Long Stop Date.

3.4.2

The Investor shall make all reasonable efforts to achieve satisfaction of each Condition set out in Clause 3.2 as soon as possible before the tenth (10th) Business Days after the date of this Agreement. If, despite such reasonable efforts, any of such Conditions has not been satisfied by that date then the Investor shall make all reasonable efforts to achieve satisfaction of those Conditions as soon as practicable after that date and in any event not later than the Long Stop Date.

3.4.3

If, at any time, any of the parties becomes aware of the satisfaction of any Condition that it is responsible for the satisfaction or becomes aware of any fact or circumstance that might prevent any Condition from being satisfied, it shall immediately inform the other parties in writing.

3.5	Waiver of Conditions

At any time on or before the Long Stop Date, (i) the Company may, on behalf of the Warrantors (as a whole), waive any Condition in Clause 3.2 by notice to the Investor on any terms it decides; and (ii) the Investor may waive any Condition in Clause 3.3 by notice to the Company on any terms it decides.

3.6	Non-satisfaction of Conditions

3.6.1

If any Condition set out in Clauses 3.1 and 3.3 has not been waived in accordance with Clause 3.5 (Waiver of Conditions) or satisfied by the Long Stop Date (as applicable), the Investor shall have the right to terminate this Agreement with immediate effect by giving written notice to the Company and Clause 7.3 (Effect of termination) shall apply.

3.6.2

If any Condition set out in Clauses 3.1 and 3.2 has not been waived in accordance with Clause 3.5 (Waiver of Conditions) or satisfied by the Long Stop Date (as applicable), the Company shall have the right to terminate this Agreement with immediate effect by giving written notice to the Investor and Clause 7.3 (Effect of termination) shall apply.

4.	COMPLETION

4.1	Remote Completion

Completion shall take place on the Completion Date remotely via electronic exchange and delivery of documents between Ropes & Gray LLP (as counsel to the Company) and White & Case LLP (as counsel to the Investor) and the effectuation of other requisite actions by the parties as set out in this Clause 4 and Schedule 3 (Completion Requirements).

4.2	Actions to be taken at Completion

At Completion:

4.2.1	the Company shall:

(a)	allot and issue to the Investor the Subscription Shares, as fully paid and free from any Encumbrances;

(b)	register the Investor as the holder of the Subscription Shares in the register of members of the Company; and

(c)

deliver to the Investor a copy of the share certificate in the name of the Investor reflecting the Investor as the holder of the Subscription Shares, certified as a true copy by the Company’s registered agent (with the original share certificate to be delivered to the Investor in accordance with Clause 14 by no later than ten (10) Business Days after but not including the Completion Date);

4.2.2

the Investor shall pay an amount equal to the Subscription Price in US Dollars without any deduction or set-off by wire transfer of immediately available funds to the Company’s Bank Account, the details of which shall have been notified by the Company to the Investor at least three (3) Business Days before the Completion Date; and

4.2.3	the Company and the Investor shall do all those things respectively required of them in Schedule 3 (Completion Requirements).

4.3	Simultaneous actions at Completion

No party is obliged to complete this Agreement unless the other parties comply with all their obligations under this Clause 4 and Schedule 3 (Completion Requirements).

4.4	Right to postpone or terminate

If Completion does not take place on the Completion Date because either party fails to comply with any of its obligations under this Clause 4 and Schedule 3 (Completion Requirements) (whether the failure by such party amounts to a repudiatory breach or not), the other party may by notice to the first-mentioned party:

4.4.1	proceed to Completion to the extent reasonably practicable;

4.4.2	postpone Completion to a date not later than the Long Stop Date; or

4.4.3	terminate this Agreement.

4.5	Postponement of Completion

If either party postpones Completion to another date in accordance with sub-Clause 4.4.2 of Clause 4.4, the provisions of this Agreement shall apply as if that other date is the Completion Date.

5.	WARRANTIES

5.1	Warrantors’ Warranties

Each of the Warrantors jointly and severally represents and warrants to the Investor that each Warrantors’ Warranty is true, accurate and not misleading at the date of this Agreement (other than such Warrantors’ Warranties that expressly makes reference to a specific date or time, which will be true, accurate and not misleading as of such specified date or time). Immediately before Completion, each of the Warrantors is deemed to jointly and severally represent and warrant to the Investor that each Warrantors’ Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Warrantors’ Warranty to the “date of this Agreement”, that reference is to be construed as a reference to the Completion Date.

5.2	Investor’s Warranties

The Investor warrants to the Warrantors that:

5.2.1

the Investor has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document to which it is a party;

5.2.2

the Investor’s obligations under this Agreement and each Transaction Document to which it is a party are, or when the relevant document is executed will be, valid, legal and binding, and enforceable in accordance with their respective terms;

5.2.3	at Completion, the Investor will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this Agreement;

5.2.4

the Investor is subscribing for the Subscription Shares for its own account, for purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of Applicable Laws; and

5.2.5

the execution and delivery of, and the performance by the Investor of its obligations under, this Agreement or any Transaction Document to which the Investor is a party will not result in a breach of (a) the constitutive documents of the Investor; (b) any agreement, arrangement, instrument, document or obligation to which the Investor is a party; or (c) any laws, regulations, rules, policies or orders to which the Investor is subject.

5.3	Reliance on Warranties

5.3.1

Each of the Warrantors acknowledges that the Investor is entering into this Agreement in reliance on each Warrantors’ Warranty which has also been given as a representation and with the intention of inducing the Investor to enter into this Agreement.

5.3.2

The Investor acknowledges that each of the Warrantors is entering into this Agreement in reliance on each Investor’s Warranty which has also been given as a representation and with the intention of inducing the Warrantors to enter into this Agreement.

5.4	Disclosure Letter

The Warrantors’ Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter. For the purposes of this Agreement, “fairly disclosed” means disclosed in such a manner that, the matter disclosed is reasonably apparent from the terms of the document and the relevance to the Warrantors’ Warranties of the information disclosed ought reasonably to be appreciated by the Investor.

5.5	No claims against directors and employees

Each of the Warrantors undertakes not to make any claim against a director, manager or employee of any Group Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by such person for the purpose of assisting such Warrantor to make any representation, give any Warrantors’ Warranty or prepare the Disclosure Letter.

5.6	Independence of Warranties

Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

6.	UNDERTAKINGS BY THE COMPANY AND THE WARRANTORS

6.1

Between the execution of this Agreement and the Completion Date, the Warrantors jointly and severally undertake to the Investor to procure that each Group Company complies with Schedule 5 (Action pending Completion).

6.2

The Warrantors shall procure the relevant Group Company to use commercially reasonable endeavours to apply for the value-added telecommunications business license (增值电信业务经营许可证) and all other Permits that are necessary for the operation of the website ‘huihui.cn’.

6.3	The Founding Shareholder undertakes to the Investor that, subject to Completion:

6.3.1

the Founding Shareholder shall extend annually the term of the shareholder’s loans made to the Company in the aggregate amount of no less than RMB841,000,000 on terms and conditions no less favourable to the Company as those as at the date of this Agreement up until the earlier of (i) the consummation of an initial public offering of a Group Company; and (ii) the termination of the Shareholders Agreement with respect to the Investor; and

6.3.2

in the event of any Liquidation Event or Deemed Liquidation Event (each as defined in the Articles of Association), the Founding Shareholder shall not claim for any unpaid or outstanding amounts under the shareholder’s loans referred to Clause 6.3.1 until the Investor has received in full its Series A Liquidation Preference (as defined in the Articles of Association) pursuant to the Articles of Association.

7.	THE INVESTOR’S REMEDIES

7.1	Pre-Completion Remedies

If, at any time before Completion:

7.1.1	there is a Material Adverse Change;

7.1.2	any Government Authority issues, promulgates or enforces any law, regulation, rule, policy, order or notice that prohibits the completion of the transactions contemplated by this Agreement;

7.1.3

there is a material breach of any of the Warrantors’ Warranties as given on the date of this Agreement, or any event occurs which would constitute a material breach of any of the Warrantors’ Warranties as if the Warrantors’ Warranties were repeated on each day before the Completion Date by reference to the facts and circumstances then existing, and for this purpose only any references in the Warrantors’ Warranties to the “date of this Agreement” shall be construed as references to the relevant date;

7.1.4	any Warrantor is in material breach of any provision of this Agreement (including Schedule 5 (Action pending Completion)),

the Investor may by notice in writing to the Warrantors terminate this Agreement.

7.2	Obligation to notify

The Warrantors jointly and severally undertake to notify the Investor in writing immediately if it becomes aware of a matter, breach, event, fact or circumstance that may give rise to a right of termination under Clause 7.1 (Right to Terminate).

7.3	Effect of termination

Each party’s further rights and obligations cease immediately on termination of this Agreement pursuant to Clauses 3.6.1, 3.6.2, 4.4.3 or 7.1, except that Clauses 8 (Confidential Information), 9 (Announcements), 10 (Costs and Taxes), 14 (Notices), 15 (Governing Law and Jurisdiction) and 16 (Governing Language) shall survive the termination of this Agreement and shall continue in full force and effect. Termination does not affect a party’s accrued rights and obligations as at the date of termination.

7.4	Post-Completion Remedies

If, following Completion, the Investor becomes aware:

7.4.1	of a fact or circumstance which gives rise to a Relevant Claim; or

7.4.2	that there has been a material breach of any provision of this Agreement,

the Investor shall not be entitled to rescind this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages in respect of such matter and, accordingly, the Investor waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud.

7.5	Limitations on the Warrantors’ Liabilities

Notwithstanding anything else to the contrary in this Agreement or elsewhere, the Warrantors’ liability for Warranty Claims shall be limited or excluded, as the case may be, as set out in Schedule 8 (Limitation on the Warrantors’ Liability).

8.	CONFIDENTIAL INFORMATION

8.1	Confidentiality obligations

Each of the Warrantors undertakes to the Investor, and the Investor undertakes to each Warrantor, that before and after Completion it shall not disclose to any person Confidential Information it has acquired from the other party except as provided in Clause 8.2.

8.2	Exceptions

Clause 8.1 (Confidentiality obligations) does not apply to disclosure of Confidential Information:

8.2.1	to any director, officer or employee of any party whose function requires him to have the Confidential Information;

8.2.2

to the extent that it is required to be disclosed by Applicable Laws, by any rule of a listing authority or stock exchange on which any party’s Shares are listed or traded, or by any Government Authority with relevant powers to which any party is subject or submits, provided that the disclosure shall be made after consultation with the other parties and after taking into account the other parties’ requirements as to its timing, content and manner of making or despatch;

8.2.3

to any adviser for the purpose of advising any party in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and that such party procures that such adviser complies with Clause 8.1 (Confidentiality obligations);

8.2.4

by the Investor (a) to its Affiliates (for this purpose only, an Affiliate of the Investor shall be deemed to include any investment fund which is advised or managed by the Investor or any of its Affiliates and limited partners of such investment fund), or (b) in connection with a proposed exit, to potential purchasers, investment banks, other intermediaries or any advisers in connection with such purpose;

8.2.5	to the extent required to vest the full benefit of this Agreement in any party; or

8.2.6	to the extent that the disclosing party has given prior written consent to such disclosure.

9.	ANNOUNCEMENTS

9.1	Public announcements

Subject to Clause 9.2 (Exceptions), none of the parties may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other parties’ written consent, which may not be unreasonably withheld or delayed.

9.2	Exceptions

Clause 9.1 (Public announcements) does not apply to a public announcement, communication or circular required by Applicable Laws, by any rule of a listing authority or stock exchange on which any party’s Shares are listed or traded, or by any Government Authority with relevant powers to which any party is subject or submits, provided that the public announcement, communication or circular shall be made after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to its timing, content and manner of making or despatch.

10.	COSTS AND TAXES

10.1	Costs

10.1.1

The Company shall reimburse the Investor for such costs and expenses incurred by it relating to the negotiation, preparation, execution and performance of this Agreement and of each document referred to in it, including the costs of legal counsel, accountants, auditors, other consultants and professionals, travel and related expenses, and governmental fees and charges (in each case, as evidenced by written invoices), but excluding any transaction advisory fees payable to China Renaissance Capital, in an amount not exceeding USD200,000.

10.1.2	Subject to Clause 10.1.1, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

10.2	Taxes

Except as otherwise provided in this Agreement, each of the parties shall be responsible for its own Tax liabilities arising from the Subscription under this Agreement.

11.	GENERAL

11.1	Amendment

An amendment of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

11.2	Waiver

The failure to exercise or the delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of such right or remedy. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

11.3	Remedies not exclusive

Each party’s rights and remedies contained in this Agreement are cumulative and not exclusive of other rights or remedies provided by law. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as a defence that a remedy at law would be adequate.

11.4	Severability

The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the validity of the remainder of this Agreement.

11.5	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

11.6	Further assurance

Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by the Investor for giving full effect to and giving the Investor the full benefit of this Agreement and the other Transaction Documents.

12.	ENTIRE AGREEMENT

12.1	This Agreement and the other Transaction Documents constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

12.2

Each party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) given by any of the other parties other than the Warranties or as set out in this Agreement or the other Transaction Documents.

12.3

None of the parties is liable to any of the other parties (in equity, contract or tort (including negligence), under the Misrepresentation Ordinance or in any other way) for a representation, warranty or undertaking (whether contractual or otherwise) that is not set out in this Agreement or the other Transaction Documents.

12.4	Nothing in this Clause 12 shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.

13.	ASSIGNMENT

13.1	Assignment by Investor

The Investor (and its successors and assigns) may, without the consent of any other party of this Agreement, assign the benefit of all or any of its rights under this Agreement to any of its Affiliates.

13.2	No assignment by Company and Warrantors

No Warrantor shall assign or in any other way alienate any of its rights under this Agreement whether in whole or in part.

14.	NOTICES

14.1	Format of Notice

A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

14.1.1	in writing;

14.1.2	in English; and

14.1.3

delivered personally or sent by a reputable international courier (e.g. FedEx, DHL) or by fax to the party due to receive the Notice at its address or fax number set out in Clause 14.3 (Address and fax number) or to such other addressee, address or fax number as the party due to receive the Notice may specify by giving the other party due to send the Notice not less than five Business Days’ written notice before the Notice was despatched.

14.2	Deemed Delivery of Notice

Unless there is evidence that it was received earlier, a Notice is deemed to have been duly given if:

14.2.1	delivered personally, when left at the address set out in Clause 14.3 (Address and fax number);

14.2.2	sent by a reputable international courier, three Business Days after posting it; and

14.2.3	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

14.3	Address and Fax Number

The address and fax number referred to in sub-Clause 14.1.3 of Clause 14.1 (Format of notice) is:

Name of party	Address	Fax No.	Marked for the attention of

YOUDAO, INC. / NETEASE, INC. / NET DEPTH HOLDINGS, INC.

1/F, Tower C, Building No. 7, West Zone Zhongguancun Software Park (Phase II) No. 10 Xibeiwang East Road, Haidian District

with a copy to:

Building No. 7, West Zone, Zhongguancun Software Park (Phase II), No. 10 Xibeiwang East Road, Haidian District, Beijing 100193, People’s Republic of China

		N/A N/A	Zhou Feng (周枫) Wu Qiong (吴穹), NetEase Legal

TH EDU CAPITAL FUND I LP

c/o offices of International Corporation PO Box 472, 2nd Floor,

Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106,

Cayman Islands

with a copy to:

9F, TusPark Kejian

Building, PRC, Beijing, 100084 (海淀区中关村东路 1 号院，科建大厦 9 层，北京，中国 100084)

		***********	Jenny Zhang (张妤)

15.	GOVERNING LAW AND JURISDICTION

15.1	Governing law

This Agreement and the arbitration agreement contained herein are governed by, and shall be construed in accordance with, the laws of Hong Kong.

15.2	Arbitration

Any dispute, controversy or claim arising in any way out of or in connection with this Agreement, or the breach, termination or invalidity thereof (whether contractual, pre- contractual or non-contractual) shall be settled by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (“Rules”), which Rules are deemed to be incorporated by reference into this Clause 15 and as may be amended by the rest of this Clause 15. The seat of the arbitration shall be Hong Kong.

15.3	Appointment of arbitrators

The arbitration tribunal shall consist of three arbitrators to be appointed in accordance with the Rules.

15.4	Arbitration proceedings and award

The language to be used in the arbitral proceedings shall be English and any arbitral award shall be given in English. Nothing in this Clause 15 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction. Any award shall be final and binding upon the parties from the day it is made. The parties undertake to carry out each and every arbitral award without delay.

16.	Governing Language

This Agreement is written in English. If this Agreement is translated into another language, the English version shall prevail.

17.	Third Party Rights

The Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) shall not apply to this Agreement and unless expressly herein provided no person other than the parties to this Agreement shall have any rights under it nor shall it be enforceable by any person other than the parties to it.

SCHEDULE 1

INFORMATION ABOUT THE COMPANY

AND THE SUBSIDIARIES

PART A

THE COMPANY

1.	Registered number: 294113

2.	Place of incorporation: Cayman Islands

3.	Address of registered office: the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

4.	Type of company: Exempted Company

5.	Authorised share capital: 500,000,000 Ordinary Shares

6.	Issued share capital: 92,000,000 Ordinary Shares

7.	Shareholders: NetEase, Inc., Net Depth Holdings, Inc.

8.	Director: DING Lei (丁磊)

PART B

THE SUBSIDIARIES

Youdao (Hong Kong) Limited

1.	Company registration number: 2407111

2.	Place of incorporation: Hong Kong

3.	Address of registered office: 1/F Xiu Ping Comm Bldg, 104 Jervois Street, Sheung Wan, Hong Kong

4.	Type of company: Private company limited by shares

5.	Issued share capital: 1 ordinary share

6.	Shareholder: Youdao, Inc.

7.	Director: DING Lei (丁磊)

NetEase Youdao Information Technology (Beijing) Co., Ltd.

1.	Business licence number: 91110108785503985K

2.	Registration authority: 北京市工商行政管理局海淀分局

3.	Legal address: 北京市海淀区西北旺东路 10 号院中关村软件园西区 7 号楼 A 座 1层

4.	Type of company: 有限责任公司(台港澳法人独资)

5.	Registered capital: USD200,000 (20 万美元)

6.	Shareholder: Youdao (Hong Kong) Limited

7.	Directors: Ding Lei (丁磊), ZHOU Feng (周枫), WU Yinghui (吴迎晖)

8.	Legal representative: Ding Lei (丁磊)

Beijing NetEase Youdao Computer System Co., Ltd.

1.	Business licence number: 911101086669245414

2.	Registration authority: 北京市工商行政管理局海淀分局

3.	Legal address: 北京市海淀区西北旺东路 10 号院中关村软件园西区 7 号楼 A 座 2层

4.	Type of company: 有限责任公司(自然人投资或控股)

5.	Registered capital: RMB5,000,000 (500 万人民币)

6.	Shareholders: Ding Lei (丁磊) and ZHOU Feng (周枫)

7.	Directors: Ding Lei (丁磊), ZHOU Feng (周枫) and WU Yinghui (吴迎晖)

8.	Legal representative: Ding Lei (丁磊)

NetEase Kaoshen (Beijing) Technology Co., Ltd.

1.	Business licence number: 91110108MA00C23N5W

2.	Registration authority: 北京市工商行政管理局海淀分局

3.	Legal address: 北京市海淀区西草场一号 12 层 1224 号

4.	Type of company: 有限责任公司(自然人投资或控股)

5.	Registered capital: RMB1,000,000 (100 万人民币)

6.	Shareholders: ZHOU Feng (周枫) and ZHAO Jiankun（赵建昆）

7.	Directors: Ding Lei (丁磊), ZHOU Feng (周枫) and ZHAO Jiankun（赵建昆）

8.	Legal representative: Ding Lei (丁磊)

NetEase Langsheng (Beijing) Technology Development Co., Ltd.

1.	Business licence number: 91110108MA00C29F81

2.	Registration authority: 北京市工商行政管理局海淀分局

3.	Legal address: 北京市海淀区西草场一号 12 层 1203 室

4.	Type of company: 有限责任公司(外商投资企业与内资合资)

5.	Registered capital: RMB10,000,000 (1000 万人民币)

6.	Shareholders: Youdao IT ( 网易有道信息技术（北京）有限公司) and ZHAO Jiankun（赵建昆）

7.	Directors: Ding Lei (丁磊), ZHOU Feng (周枫), ZHAO Jiankun（赵建昆）

8.	Legal representative: Ding Lei (丁磊)

Youdao Dongyuwen (Beijing) Technology Co., Ltd.

1.	Business licence number: 91110108MA01A4RF8D

2.	Registration authority: 北京市工商行政管理局海淀分局

3.	Legal address: 北京市海淀区安宁庄西三条 9 号 1 幢 4 层 1 单元 415

4.	Type of company: 其他有限责任公司

5.	Registered capital: RMB7,058,800 (705.88 万人民币)

6.	Shareholders: Youdao IT (网易有道信息技术（北京）有限公司) and DONG Teng (董腾)

7.	Directors: DONG Teng (董腾), ZHOU Feng (周枫), LUO Yuan (罗媛)

8.	Legal representative: ZHOU Feng (周枫)

Youdao Kids Genius Center LTD

1.	Registered number: 11230829

2.	Place of incorporation: England and Wales

3.	Address of registered office: 5 New Street Square, London, United Kingdom EC4A 3TW

4.	Type of company: Private company limited by shares

5.	Authorised share capital: 50,000 shares

6.	Issued share capital: 50,000 shares

7.	Shareholder: Youdao (Hong Kong) Limited

8.	Director: ZHOU Feng (周枫)

SCHEDULE 2

SHARE CAPITALISATION

PART A

SHARE CAPITALISATION AS AT SIGNING

(on a fully-diluted and as-converted basis)

Shareholder	No. of Shares	Type of Shares	Ownership Percentage
Founding Shareholder	65,387,160	Ordinary Shares	63.97%
Management SPV	26,612,840	Ordinary Shares	26.03%
Employee share option plan	10,222,222	Ordinary Shares	10.00%
Total	102,222,222	Ordinary Shares	100%

PART B

SHARE CAPITALISATION IMMEDIATELY AFTER COMPLETION

(on a fully-diluted and as-converted basis)

Shareholder	No.of Shares	Type of Shares	Ownership Percentage
Founding Shareholder	65,387,160	Ordinary Shares	59.97%
Management SPV	26,612,840	Ordinary Shares	24.41%
Employee share option plan	10,222,222	Ordinary Shares	9.37%
TH EDU CAPITAL FUND I LP	4,867,725	Series A Preferred Shares	4.46%
GOOD SPIRIT LIMITED (晨曜有限公司)	1,947,090	Series A Preferred Shares	1.79%
Total	102,222,222 6,814,815	Ordinary Shares Series A Preferred Shares	100%

SCHEDULE 3

COMPLETION REQUIREMENTS

1.	Company’s obligations

At Completion, the Company shall deliver or procure to be delivered to the Investor:

1.1	a certificate from the Company dated as of the Completion Date signed by a director of the Company, certifying the satisfaction of the Conditions set out in sub-Clauses 3.3.1 and 3.3.2;

1.2

a copy of the resolution of the board of directors of the Company (or a duly constituted committee thereof) authorising the execution by the Company of the documents referred to in this Schedule 3 (Completion Requirements), certified as a true copy by a director or secretary of the Company;

1.3	a copy of the share certificate in the name of the Investor or its nominee(s) in respect of the Subscription Shares, certified as a true copy by the Company’s registered agent;

1.4

a copy of the register of members of the Company evidencing the registration of the Investor as a shareholder of the Company and its legal ownership of the Subscription Shares, certified as a true copy by the Company’s registered agent;

1.5

a copy of the register of directors of the Company evidencing the appointment of the Investor Director to the board of directors of the Company, certified as a true copy by the Company’s registered agent;

1.6	a copy of the resolution of the board of directors of the Company approving:

1.6.1	this Agreement, the other Transaction Documents to which the Company is party and the transactions contemplated hereunder and thereunder; and

1.6.2	the adoption of the Articles of Association with effect from Completion;

1.7	a copy of the resolution of the members of the Company approving (with effect from Completion):

1.7.1	the adoption of the Articles of Association; and

1.7.2	the appointment of the Investor Director to the board of directors of the Company; and

1.8	a set of the Shareholders Agreement, duly executed by each party to the Shareholders Agreement (other than the Investor).

2.	Investor’s obligations

At Completion, the Investor shall:

2.1

deliver to the Company a certificate from the Investor dated as of the Completion Date signed by an authorised representative of the Investor, certifying the satisfaction of the Conditions set out in sub-Clauses 3.2.1 and 3.2.2;

2.2

deliver to the Company a copy of the resolution of the board of directors of the Investor authorising the execution by the Investor of the documents referred to in this Schedule 3 (Completion Requirements), certified as a true copy by a director or the secretary of the Investor;

2.3	deliver to the Company a set of the Shareholders Agreement, duly executed by the Investor; and

2.4	pay an amount equal to the Subscription Price in US Dollars to the Company’s Bank Account in the manner set out in Clause 4.2.2.

SCHEDULE 4

WARRANTORS’ WARRANTIES

Table of Contents

No. Subject Matter

1.	Capacity and Authority

2.	Shares and Subsidiaries

3.	Accounts

4.	Changes since the Last Accounting Date

5.	Tax

6.	Foreign Exchange

7.	Assets

8.	Intellectual Property

9.	Real Property

10.	Agreements

11.	Related Party Agreements

12.	Employees

13.	Pensions, Social Insurance Funds and Social Welfare Schemes

14.	Liabilities

15.	Permits

16.	Effect of Subscription

17.	Bankruptcy, Insolvency, Winding up etc.

18.	Litigation and Compliance with Law

1.	CAPACITY AND AUTHORITY

1.1	The Company is duly incorporated as an exempted company with limited liability under the laws of the Cayman Islands and has been in continuous existence since its incorporation.

1.2	HKCo is duly incorporated as a company with limited liability under the laws of Hong Kong and has been in continuous existence since its incorporation.

1.3	UKCo is duly incorporated as a company with limited liability under the laws of England and Wales and has been in continuous existence since its incorporation.

1.4

Each of the Group Companies (other than the Company, HKCo and UKCo) is duly established as a limited liability company under the laws of the PRC and has been in continuous existence since its registration.

1.5

Each of the Warrantors and the other Group Companies has the right, power and authority, and has taken all action necessary, to execute, deliver and to exercise its rights, and perform its obligations, under this Agreement and each Transaction Document to which it is a party. The Company has the authority to allot and issue the Subscription Shares in accordance with terms of this Agreement.

1.6	Each Group Company has the right, power and authority to conduct its business as conducted on the date on which this Warrantors’ Warranty is given.

1.7

The obligations of each of the Warrantors under this Agreement and each Transaction Document to which it is a party are, or when the relevant document is executed will be, valid, legal and binding, and enforceable in accordance with their respective terms.

1.8	As at the Completion Date, the Company has obtained all necessary corporate and governmental consents, approvals and authorisations in relation to the transactions contemplated under this Agreement.

2.	SHARES AND SUBSIDIARIES

2.1

As at the date of this Agreement, the authorised share capital of the Company consists of 500,000,000 Ordinary Shares, of which 65,387,160 Ordinary Shares have been allotted and issued as fully paid to NetEase, Inc. and 26,612,840 Ordinary Shares have been allotted and issued as fully paid to Net Depth Holdings, Inc. Part A (Share capitalisation as at Signing) of Schedule 2 (Share Capitalisation) sets out a true, complete, accurate and not misleading list of, as at the date of this Agreement, all holders of Shares or options or other rights convertible into or exchangeable or exercisable for Shares of the Company, together with the number of Shares or rights held by each of them.

2.2

As at Completion, the authorised share capital of the Company consists of (i) 490,000,000 Ordinary Shares, of which 65,387,160 Ordinary Shares have been allotted and issued as fully paid to NetEase, Inc. and 26,612,840 Ordinary Shares have been allotted and issued as fully paid to Net Depth Holdings, Inc.; and (ii) 10,000,000 Series A Preferred Shares, of which 4,867,725 Series A Preferred Shares will be allotted and issued to the Investor and 1,947,090 will be allotted and issued to GOOD SPIRIT LIMITED (晨曜有限公司). Part B (Share capitalisation immediately after Completion) of Schedule 2 (Share Capitalisation) sets out a true, complete, accurate and not misleading list of, immediately after the allotment and issue of the Subscription Shares at Completion, all holders of Shares or options or other rights convertible into or exchangeable or exercisable for Shares of the Company, together with the number of Shares or rights held by each of them.

2.3

The Subscription Shares, when issued at Completion, will comprise 4.46 per cent of the Company’s allotted and issued share capital on a fully diluted and as-converted basis, will be properly allotted and issued as fully paid free of any Encumbrances, and will have the rights, powers and preferences of the Series A Preferred Shares as set out in the Articles of Association. The Ordinary Shares issuable upon the conversion of the Series A Preferred Shares when issued upon such conversion will be properly allotted and issued as fully paid free from any Encumbrances.

2.4

The Company is a holding company and save for its holding of 100 per cent of the share capital in HKCo, the Company has not carried out any business since the date of its incorporation and does not have any assets or liabilities.

2.5	The entire allotted and issued share capital of HKCo is legally and beneficially owned by the Company, and has been properly allotted and issued and is fully paid or credited as fully paid.

2.6

The entire registered capital of each PRC Group Company is legally and beneficially owned by its relevant shareholders as shown in Part B (The Subsidiaries) of Schedule 1 (Information about the Company and the Subsidiaries), and has been fully and validly paid-up in accordance with its articles of association and Applicable Laws.

2.7

The establishment of each PRC Group Company and all subsequent transfers of equity interest therein (where applicable) have been duly approved by the competent Government Authorities in accordance with PRC Applicable Laws.

2.8

The entire allotted and issued share capital of Youdao Kids Genius Center LTD is legally and beneficially owned by the HKCo, and has been properly allotted and issued and is fully paid or credited as fully paid in accordance with its articles of association and Applicable Laws.

2.9

Other than pursuant to the Control Documents and the Transaction Documents, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give any Encumbrance, in relation to any of the Subscription Shares or shares or equity interests in the capital of any Group Company.

2.10

Other than this Agreement and the Control Documents, there is no agreement, arrangement or obligation requiring the issue, transfer, redemption or repurchase of, or the grant to a person of the right (conditional or not) to require the issue, transfer, redemption or repurchase of, the Shares or any shares or equity interests in the capital of any Group Company (including any right of pre-emption or options or other rights convertible into or exchangeable or exercisable for any shares or equity interests in the capital of any Group Company).

2.11	The information set out in Schedule 1 (Information about the Company and the Subsidiaries) is true, accurate and not misleading.

2.12

No Group Company has or has ever had any subsidiary, branch or representative office other than as set out in Part B (The Subsidiaries) of Schedule 1 (Information about the Company and the Subsidiaries).

3.	ACCOUNTS

3.1	The Accounts are properly prepared in accordance with Applicable Laws and US GAAP.

3.2	No change in accounting policies and accounting estimates has been made in preparing the Accounts.

3.3

The Accounts fairly represent the assets, liabilities (actual, contingent or otherwise) and financial position and affairs of the Group Companies as at 31 December 2015, 31 December 2016 and 30 June 2017 and of the profits and losses of the Group Companies for the corresponding periods.

4.	CHANGES SINCE THE LAST ACCOUNTING DATE

Since the Last Accounting Date:

4.1	each Group Company’s business has been operated in the ordinary course as a going concern;

4.2	there has been no Material Adverse Change in the financial or trading position of the Group taken as a whole;

4.3	each Group Company has not declared, paid or made a dividend or distribution except as provided in the Accounts;

4.4

each Group Company has not: (i) acquired or disposed of any assets; (ii) assumed or incurred any liabilities, obligations or expenses (actual or contingent); or (iii) made, or agreed to make, capital expenditure, in each case of (i) to (iii), exceeding in total US Dollar equivalent of RMB10,000,000 using the relevant Exchange Rate on the date of this Agreement (or the Completion Date, as the case may be); and

4.5	each Group Company has not allotted, issued, repurchased or redeemed any share or registered capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

5.	TAX

5.1	Each Group Company is only liable to pay Taxes in the jurisdictions in which such Group Company is incorporated.

5.2	Each Group Company has paid all Tax which it has become liable to pay and is not, and has not been, liable to pay any penalty, surcharge, fine or interest in connection with Tax.

5.3

Each Group Company has correctly deducted or withheld all Tax which it has been obliged by Applicable Laws to deduct or withhold from amounts paid by it, and has properly accounted to the relevant Government Authority for all amounts of Tax so deducted or withheld.

5.4	Each Group Company has filed all returns, provided all such information and maintained all such records as required to be filed or provided or maintained by it under Applicable Laws.

5.5	None of the Group Companies is involved in any dispute with any Government Authority in relation to Tax.

6.	FOREIGN EXCHANGE

The Warrantors and any PRC domestic resident who has any beneficial interest in the Company or in any offshore holding company which holds any beneficial interest in the Company has obtained all material approvals from and made all material filings and registrations with SAFE in connection with the establishment or control of the Company or the relevant holding company (as the case may be). No other approvals are required to be obtained from and no other filings or registrations are required to be made with SAFE to enable any PRC Group Company to remit dividends or other forms of profits outside of the PRC to the Company in a freely convertible foreign currency.

7.	ASSETS

7.1	Each material asset used by any Group Company is legally and beneficially owned solely by the relevant Group Company free from any Encumbrance.

7.2	Each Group Company owns or has the right to use each material asset necessary for the effective operation of its business.

8.	INTELLECTUAL PROPERTY

8.1

Each of the Intellectual Property Rights is (i) legally and beneficially owned by the relevant Group Company, free from any licence, Encumbrance or restriction on use, or otherwise granted to the relevant Group Company pursuant to a valid licence which is not terminable as a result of the transactions contemplated by this Agreement; and (ii) valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid or enforceable.

8.2	To the knowledge of the Warrantors, there is no material infringement, misappropriation, misuse, violation or other unauthorised use by third parties of any of the Intellectual Property Rights.

8.3

To the knowledge of the Warrantors, the activities of each Group Company have not infringed, misappropriated, misused, violated or otherwise made use of without authorisation the Intellectual Property of a third party. To the knowledge of the Warrantors, no claim or complaint has been made by a third party alleging that the activities of any Group Company have infringed, misappropriated, misused or violated the Intellectual Property of a third party or otherwise disputing the right of any Group Company to use any Intellectual Property Right.

8.4	Each Group Company owns, or has a licence to use all the material Intellectual Property necessary for it to operate its business.

9.	REAL PROPERTY

9.1	None of the Group Companies owns any title or similar interest in any real property.

9.2

All leases that any Group Company currently uses, occupies or is otherwise a party to, are valid and effective in accordance with their respective terms and, to the knowledge of the Warrantors, there exists no default thereunder or occurrence or condition which may reasonably be expected to result in a default thereunder or termination thereof.

10.	AGREEMENTS

10.1

To the knowledge of Warrantors, no fact or circumstance exists which may reasonably be expected to invalidate or give rise to a ground for termination of any material agreement, arrangement or obligation to which any Group Company is a party. No party with whom any Group Company has entered into any material agreement, arrangement or obligation has given notice of its intention to terminate such agreement, arrangement or obligation.

10.2

Neither a Group Company nor any party with whom any Group Company has entered into any material agreement, arrangement or obligation is in material breach of such agreement, arrangement or obligation. To the knowledge of the Warrantors, no fact or circumstance exists which may reasonably be expected to give rise to a breach of this type.

10.3	No Group Company is a party to a joint venture, consortium or formal partnership arrangement (including a limited liability partnership or limited partnership).

11.	RELATED PARTY AGREEMENTS

Other than disclosed in the Accounts, there is no material outstanding agreement or arrangement between, on the one hand, any Group Company and, on the other hand, (a) the other Warrantors, (b) any of their Affiliates (other than the Group Companies), (c) any shareholder, director or manager of any Group Company, the Warrantors or any of their Affiliates (in each case, other than the Group Companies), or (d) any person connected with any of them (including immediate family members), in each case of (a) to (d):

11.1

that has a value of USD5,000,000 or more, either in a single transaction or series of related transactions within any 12-month period, and is not: (i) in the ordinary course of business; or (ii) on arm’s length terms; and

11.2	other than any employment agreement or service agreement entered into with any Group Company.

12.	EMPLOYEES

12.1	Neither the Company nor HKCo has any employees or has engaged any individuals to provide services under any consultancy agreement.

12.2	Each PRC Group Company has duly entered into legal and valid written employment contracts with all of its employees in accordance with Applicable Laws.

12.3

Each Group Company has not given any notice of termination to or received any notice of resignation from any member of its senior management. To the knowledge of the Warrantors, no senior management of any Group Company intends to resign as a result of the completion of the transactions contemplated under this Agreement.

12.4

To the knowledge of the Warrantors, each Group Company has, in relation to its current or former employees or workers, complied with Applicable Laws in all material respects and has no outstanding liability for termination of any employment contract.

12.5

To the knowledge of the Warrantors, the employees of each Group Company have not established a trade union and each Group Company has no agreement or arrangement (binding or otherwise) with any trade union or other organisation representing its employees.

12.6

No Group Company is involved in any dispute with any organisation representing its employees or a group of its employees and, to the knowledge of the Warrantors, there are no circumstances likely to give rise to any such dispute.

13.	PENSIONS, SOCIAL INSURANCE FUNDS AND SOCIAL WELFARE SCHEMES

13.1

Except for the mandatory social insurance funds (including pension, medical, unemployment, work-related injury and maternity insurance) and housing funds provided under PRC Applicable Laws to which the PRC Group Companies are subject, no Group Company is under any legal obligation to pay any other welfare benefit to any of its directors, managers or employees.

13.2

All payments and contributions to, or relating to, the mandatory social insurance funds (including pension, medical, unemployment, work related injury and maternity insurance) and housing funds provided under PRC Applicable Laws which are required to be made by each PRC Group Company on behalf of its employees and by its respective employees have been duly paid in full.

14.	LIABILITIES

14.1	Except as disclosed in the Accounts, each Group Company has no material outstanding and has not agreed to incur any material borrowings or indebtedness in the nature of borrowings from a third party.

14.2	No event of default has occurred under any agreement entered into by any Group Company relating to borrowings or indebtedness in the nature of borrowings since the Last Accounting Date.

15.	PERMITS

15.1	Each Group Company has obtained, and has complied with the terms and conditions of each material Permit in all material respects.

15.2

Each material Permit is in full force and effect. To the knowledge of the Warrantors, no material Permit will be revoked, suspended, cancelled, varied or not renewed. Each action required for the renewal or extension of each material Permit has been taken.

16.	EFFECT OF SUBSCRIPTION

Neither the execution nor the performance of this Agreement or any Transaction Document to which a Warrantor or Group Company is a party will conflict with or result in a breach of: (a) the constitutive documents of such Warrantor or such Group Company; (b) any agreement, arrangement, instrument, document or obligation to which such Warrantor or such Group Company is a party; or (c) any laws, regulations, rules, policies or orders to which such Warrantor or such Group Company is subject.

17.	BANKRUPTCY, INSOLVENCY, WINDING UP ETC.

17.1	No proceedings have commenced or are pending for the bankruptcy, insolvency, winding up, liquidation or reorganisation of any Group Company and no Group Company is bankrupt or insolvent.

17.2	Each Group Company is able to pay its debts as they fall due and has sufficient assets to repay all of its debts.

18.	LITIGATION AND COMPLIANCE WITH LAW

18.1

There is no civil, criminal, arbitration, administrative or other proceeding to which a Group Company is a party (either as plaintiff or defendant) that is currently ongoing, pending or, to the knowledge of the Warrantors, threatened.

18.2

Each Group Company has conducted its business in all material respects in accordance with all Applicable Laws (including all applicable anti-bribery and/or anti-corruption laws) and any terms and conditions set out in its material Permits (including its business licence, if applicable).

18.3

During the three (3) years prior to the date on which this Warrantors’ Warranty is given, no Group Company has received any notice regarding any investigation disciplinary proceeding by any Government Authorities.

19.	CONTROL DOCUMENTS

19.1

Each executed Control Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies.

19.2

The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (a) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect at the date hereof, or any contract to which a Group Company is a party or by which a Group Company is bound, (b) accelerate, or constitute an event entitling any person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (c) result in the creation of any lien upon any of the properties or assets of any Group Company.

19.3

All consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.

19.4

Each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non- renewal has been threatened by any of the parties thereto.

SCHEDULE 5

ACTION PENDING COMPLETION

Unless with the prior written consent of the Investor, each Warrantor jointly and severally undertakes to procure that, between the execution of this Agreement and the Completion Date, each Major Group Company will not:

1.	amend or change any of the rights, preferences, economic or other interests and privileges or powers of, or the restrictions provided for the benefit of any Series A Preferred Share;

2.	effect a merger, amalgamation, consolidation, trade sale or initial public offering;

3.	cease to conduct, or change, its principal business as conducted as of the date of this Agreement;

4.	declare, set aside or pay a dividend or other distribution or capitalise any of its reserves;

5.

consent to any proceeding seeking its liquidation, winding up, dissolution, reorganisation, or an arrangement under any law relating to its bankruptcy, insolvency or reorganisation or relief of debtors;

6.	amend or waive any provision of any of its constitutional documents or similar agreements or the Control Documents;

7.	create, adopt, amend or administer any bonus or incentive plan or any other profit sharing mechanism (other than pursuant to the Transaction Documents);

8.

enter into any related-party agreement, arrangement or understanding between a Group Company, on the one side, and any Group Company’s shareholder(s), director(s), officer(s), employee(s) or their respective Affiliate(s) (other than the Group Companies), on the other side, in each case, (i) that has a value of USD5,000,000 or more, either in a single transaction or series of related transactions within any 12-month period, and is not (A) in the ordinary course of business or (B) on arm’s length terms; and (ii) other than any employment agreement or service agreement entered into with any Group Company; or

9.	agree or commit to do any of the foregoing matters set out in this Schedule 5 (Action pending Completion).

SCHEDULE 6

FORM OF SHAREHOLDERS AGREEMENT

SCHEDULE 7

FORM OF ARTICLES OF ASSOCIATION

SCHEDULE 8

LIMITATIONS ON THE WARRANTORS’ LIABILITY

1.	LIMITATION ON QUANTUM

1.1	The Warrantors are not liable in respect of a Warranty Claim:

1.1.1	unless the amount that would otherwise be recoverable from the Warrantors (but for this paragraph 1.1.1) in respect of that Warranty Claim exceeds USD500,000; and

1.1.2

unless and until the amount that would otherwise be recoverable from the Warrantors (but for this paragraph 1.1.2) in respect of that Warranty Claim, when aggregated with any other amount or amounts recoverable in respect of other Warranty Claims (excluding any amounts in respect of a Warranty Claim for which the Warrantors has no liability because of paragraph 1.1.1), exceeds USD3,000,000 and in the event that the aggregated amount or amounts exceed USD3,000,000, the Warrantors shall be liable in respect of the entire amount and not the excess only.

1.2	The Warrantors’ total liability in respect of:

1.2.1	all Warranty Claims regarding paragraphs 5 (Tax) and 13.2 (Pensions, Social Insurance Funds and Social Welfare Schemes) of Schedule 4 (Warrantors’ Warranties) is limited to USD25,000,000;

1.2.2	all Warranty Claims (other than regarding the Fundamental Warranties or those set out in paragraph 1.2.1) is limited to USD10,000,000; and

1.2.3	all Warranty Claims (including those set out in paragraph 1.2.1 and paragraph 1.2.2 above) is limited to USD50,000,000.

1.3	The Investor shall not be entitled to claim for any punitive, indirect or consequential loss (including loss of profit) in respect of any Warranty Claim.

2.	TIME LIMITS FOR BRINGING CLAIMS

The Warrantors are not liable for a Warranty Claim in respect of any Warranty unless the Investor has notified the Warrantors of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and the amount claimed (detailing the Investor’s calculation of the loss thereby alleged to have been suffered) on or before:

2.1	in respect of a Warranty Claim in respect of the Fundamental Warranties, the expiry of six (6) years starting on, but not including, the Completion Date;

2.2

in respect of a Warranty Claim in respect of the Warrantors’ Warranties set out at paragraphs 5 (Tax) and 13 (Pensions, Social Insurance Funds and Social Welfare Schemes) of Schedule 4 (Warrantors’ Warranties), the expiry of four (4) years starting on, but not including, the Completion Date; and

2.3	in respect of all other Warranty Claims, the expiry of one (1) year starting on, but not including, the Completion Date.

3.	NOTICE OF CLAIMS

A Warranty Claim notified in accordance with paragraph 2 of this Schedule 8 (Limitation on the Warrantors’ Liability) is unenforceable against the Warrantors on the expiry of the period of six (6) months starting on the day of notification of the Warranty Claim, unless proceedings in respect of the Warranty Claim have been properly issued and validly served on the Warrantors.

4.	SPECIFIC LIMITATIONS

The Warrantors are not liable in respect of a Warranty Claim:

4.1	to the extent that the matter giving rise to the Warranty Claim would not have arisen but for:

4.1.1

an action after Completion by, at the request or direction of, or with the consent of, the Investor (or any of its Affiliate) or a director, employee or agent of the Investor (or any of its Affiliate); or

4.1.2

the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body after the date of this Agreement or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement;

4.2

to the extent that the matter giving rise to the Warranty Claim arises wholly or partially from an event before or after Completion at the request or direction of, or with the consent of, the Investor;

4.3

to the extent that the matter giving rise to the Warranty Claim was taken into account in computing the amount of an allowance, provision or reserve in the Accounts or was specifically referred to in the Accounts; or

4.4

to the extent that the matter giving rise to the Warranty Claim is a Tax liability of a Group Company arising because a Group Company’s assets are more than, or its liabilities are less than, were taken into account in computing the provision for Tax in the Accounts.

5.	RECOVERY ONLY ONCE

The Investor is not entitled to recover more than once in respect of any one matter giving rise to a Warranty Claim. For the avoidance of doubt, if any one matter gives rise to more than one Warranty Claim, the Investor shall be permitted to bring any or all such Warranty Claims, provided that it shall not be entitled to recover more than once arising out of or in connection with such matter.

6.	CONTINGENT LIABILITIES

To the extent that a Warranty Claim is based upon a liability of a Group Company which is a contingent liability, the Warrantors shall not be liable to make a payment to the Investor in respect thereof unless and until such time as the contingent liability becomes an actual liability of a Group Company to make a payment.

7.	MITIGATION

Nothing in this Schedule 8 (Limitation on the Warrantors’ Liability) restricts or limits the Investor’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Warranty Claim.

SCHEDULE 9

RESTRUCTURING

1.

The completion of the acquisition by Zhou Feng (周枫) of all of the shares currently held by natural persons (except Ding Lei ( 丁 磊 )) in the share capital of Youdao Computer, such that Zhou Feng becomes the holder of 28.927% of the total shareholding of Youdao Computer.

2.	Following completion of step 1 above, the entry by Zhou Feng into the following agreements:

2.1	a loan agreement (借款协议) to be entered into with Youdao IT in the form, or in a substantially similar form, as the loan agreement dated 26 September 2016 between Ding Lei and Youdao IT;

2.2

a shareholder voting rights trust agreement (股东表决权委托协议) to be entered into with Youdao IT and Youdao Computer in the form, or in a substantially similarly form, as the shareholder voting rights trust agreement dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer;

2.3

an operating agreement (业务运营协议) to be entered into with Youdao IT and Youdao Computer in the form, or in a substantially similarly form, as the operating agreement dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer;

2.4

an exclusive purchase option agreement (独家购买权合同) to be entered into with Youdao IT and Youdao Computer in the form, or in a substantially similarly form, as the exclusive purchase option agreement dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer; and

2.5

an equity pledge agreement (股权质押协议) to be entered into with Youdao IT in the form, or in a substantially similarly form, as the equity pledge agreement dated 26 September 2016 between Ding Lei and Youdao IT.

3.

The completion of all requisite steps set out in the separate equity pledge agreements ( 股权质押协议) each dated 23 February 2017 between LangSheng and each of Zhou Feng and Zhao Jian Kun (赵建昆) in respect of the perfection of the requisite pledge and/or other security interest thereto.

EXECUTED by the parties on the date first written above:

TH EDU CAPITAL FUND I LP

By: TH EDU Capital, its general partner

/s/ Zhang Yu
Name: Zhang Yu
Title: Director

NETEASE, INC.

/s/ Ding Lei
Name: Ding Lei
Title: Authorized Signatory

NET DEPTH HOLDINGS, INC.

/s/ Zhou Feng
Name: Zhou Feng
Title: Authorized Signatory

YOUDAO, INC.

/s/ Ding Lei
Name: Ding Lei
Title: Authorized Representative